EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D, and amendments thereto, relating to the common stock, par value $0.0001 per share, of Reservoir Media, Inc. This Joint Filing Agreement shall be included as an exhibit to such joint filing and may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

In evidence thereof, each of the undersigned, being duly authorized, hereby executes this Joint Filing Agreement.

Date: August 6, 2021

WESBILD, INC.

By:	/s/ Hassan Khosrowshahi
	Name:	Hassan Khosrowshahi
	Title:	Chairman

HASSAN KHOSROWSHAHI

By:	/s/ Hassan Khosrowshahi
	Name:	Hassan Khosrowshahi